Exhibit 99.6

CONSENT OF CHARLES JAMES SCHAEFER IV

Northann Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a director appointee.

Dated: May 24, 2023

Signature:	/s/ Charles James Schaefer IV
Name:	Charles James Schaefer IV